UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported): October 15, 2004

WEBCO INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	0-23242	73-1097133

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9101 West 21st Street, Sand Springs, Oklahoma	74063

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 241-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

(a)	Reference is made to Item 2.03, which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

(a)	On October 15, 2004, the Company entered into a new senior credit facility (the “Credit Facility”) to refinance its then existing senior debt with the Company’s primary lender. The Credit Facility provides for a term loan of $18 million, and a revolving line of credit of $50 million. The maturity date of the Credit Facility is October 15, 2009 and it is collateralized by substantially all of the Company’s assets. The Company may have borrowings and outstanding letters of credit ($1,025,000 of letters of credit were outstanding at October 15, 2004) under the revolving credit facility of up to the lesser of $50 million or an amount determined by a formula based on the amount of eligible inventories and accounts receivable. Principal payments on the term loan of $214,300, plus interest, are due each month until maturity. In addition to the scheduled principal payments, the Company is required to make additional principal payments on the term loan based on 50 percent of the Company’s excess cash flow per quarter not to exceed $257,100 per quarter, or $1,800,000 on a cumulative basis over the term of the debt facility, beginning with the quarter ending October 31, 2004. Like the Company’s prior facility, the new Credit Facility contains covenants regarding debt coverage, capital expenditures and dividends and requires the Company to maintain a minimum excess borrowing base availability. The increased borrowing capacity of the revolving credit facility is intended to enable Webco to fund the higher levels of working capital required in the current high-cost steel environment. Webco anticipates using a portion of the term loan to fund the Company’s previously announced reverse stock split transaction and related matters. The Company’s press release relating to the Credit Facility is being filed as Exhibit 99.1 hereto.

The payment of loans outstanding under the new Credit Facility may be accelerated prior to maturity upon the occurrence of events of default, which include customary events such as failure to pay principal and interest when due, bankruptcy, the failure to perform covenants contained in the agreement (some of which allow for notice of breach and an opportunity to cure), breaches of representations and warranties, cross-default to other indebtedness, default by the Company of other material agreements, certain ERISA events, the occurrence of a material adverse change in the business or financial condition of the Company which materially impairs the ability of the Company to perform its obligations under the new Credit Facility and a “change of control.” A “change of control” is essentially defined to mean that F. William Weber and his daughter, Dana S. Weber, the Chairman and President, respectively, of the Company fail to possess the power to direct or cause the direction of the management policies of the Company or that they, together with other members of the Weber family, cease to own less at least 40% of the combined voting power of all classes of securities of the Company having the power to vote for the election of directors.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Press release dated October 19, 2004 announcing the new Loan and Security Agreement dated October 15, 2004

99.2	Loan and Security Agreement dated October 15, 2004

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBCO INDUSTRIES, INC.

Dated: October 19, 2004	By:	/s/Michael P. Howard

Michael P. Howard Vice President and Chief Financial Officer